Exhibit 99.2

Script for conference call on proposed acquisition of Datamark, Inc. conducted on
September 16, 2003

For a reconciliation of non-GAAP financial measures contained in this script, please see the table at the end of the script.

Conference Call

Doug:

Thank you very much, and thank you all for listening and welcome again to our conference call to discuss our pending acquisition of Datamark. We are very excited about this opportunity and look forward to sharing our thoughts on the transaction and some financial information on the transaction. On the call with me today is Oakleigh Thorne, our Chairman and Chief Executive Officer.

I am going to start the call with our Safe Harbor discussion, and I will then turn the call over to Oakleigh for an overview of the transaction and our strategy. I will then provide some additional detail on our financial analysis and Oakleigh will conclude our formal remarks. We will then take any questions and you may have.

So, let’s go ahead and get started.

Concerning the remarks that we make about future expectations, plans, or prospects for the company, this transaction or the prospect or likelihood of this transaction closing, during this call or that we have made in our press release announcing the proposed acquisition, those remarks constitute forward-looking statements for the purpose of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important risks and uncertainties, including those discussed in our most recent Form 10-Q Quarterly Report for the quarter ending June 30, 2003, which was filed on August 12, 2003 as well as other filings we have made with the SEC. Examples of these forward-looking statements would include comments made about our expected financial results, the expected future performance of the combined companies, future enrollments, product releases, and capital requirements, the expected timing of the completion of the transaction, costs related to the transaction and the integration of the businesses, and any other effect or benefit of the proposed acquisition. These forward-looking statements are made based on information we have and assumptions we have made today, and speak only as of today’s date.  Many of these forward-looking statements depend on factors which are beyond our ability to control.  Additionally, this transaction is not closed and we may not be able to consummate this transaction in the future. We are not undertaking any obligation to provide any updates in the future. Oakleigh, I will now turn the call over to you to start with an overview of the transaction.

Good morning…Doug and I are very pleased to announce a deal this morning that is truly transformational for eCollege…

It transforms us from being a provider of outsource eLearning solutions to postsecondary online degree programs to becoming a leading, if not THE leading, provider of value-added information SERVICES to the overall fast-growing post-secondary market…

It transforms us from a $30m a year 2003 revenue player, to a pro-forma $70m a year player, and from $3m-$4m in EBITDA to a projected $10 - $11m in EBITDA on a pro-forma basis…

And it transforms us from a 20% - 25% growth rate to a 25% - 30% growth rate by late next year…

Before getting into strategy, I’ll give a high level overview of the transaction, and later I’ll turn it over to Doug to get into the transaction details and paint a picture of our financial performance on a go-forward basis…

In 2002, Datamark produced $32.5m in net revenue, $2.2m in net income and $5.3m in EBITDA….the company is projected to grow revenue 30% this year, and grow net income by more than 40%...

We are paying a total of $72m in consideration for all of the stock of Datamark, consisting of $58m of cash at closing, $12m in subordinated seller debt and 150,000 shares of common stock in eCollege, valued at just over $2.2m at Friday’s close…Leeds-Weld & Co., a leading private equity firm focused on the Knowledge Services Industries, is the primary seller, along with several members of Datamark management…The Datamark management team has approved the transaction and will roll over a portion of their proceeds into eCollege stock…

Sources of financing, besides the sellers’ note, include cash on hand and term debt of approximately $20m - $30m…

Now let me turn to the strategic rationale for this acquisition, give a brief overview of Datamark and finally, describe the combined entity on an operational basis going forward…

Over the past several years, we at eCollege have been very focused on getting profitable with the money we had in the bank from our IPO…we achieved that on a cash flow basis late last year and on a net income basis early this year…

We did that utilizing a niche strategy focused on meeting the total outsource needs of large online degree programs, many of them in the high growth proprietary postsecondary market, or among more entrepreneurially inclined not-for profit schools…

With that as background, earlier this year we began looking for a strategy to accelerate our growth and diversify away the risks associated with being a niche player…a strategy built upon the following premises:

1.               Stick with our customers….we serve one of the most attractive segments of the U.S. economy…the high-growth proprietary and continuing education sectors of the postsecondary market…so, we wanted to look for new products that can enhance our position with our existing customer base.

2.               Focus on value-added information services….we are an outsourcer and an information services company, so we should focus only on information-based products…in particular those services focused on the lifeblood of our customers…the student value chain  starting with lead generation, through enrollment, to student services, retention, instruction and ultimately through job placement and continuing education…

3.               Get big….we set a goal of achieving $100m in revenue and $20m in operating profit by 2006 in order to diversify away risks associated with customer concentration …

4.               And finally, take advantage of our strong financial position…after our PIPE earlier this year we have $42m in the bank, plus we have a $67m Net Operating Loss Carry-forward that will enable us to shelter income from taxes for several years into the future…

With that in mind, we went out and started talking to customers…75% of the customers we talked with said that the information services product they most wish eCollege could provide was enrollment services. We quickly identified Datamark as the leader in enrollment services to the proprietary postsecondary school sector…which is why we are thrilled to announce this transaction today…

So, to summarize our strategy, this deal marks a watershed transformation for eCollege from being just a leading outsource eLearning information service provider, to being a supplier of a broad array of value-added information services aimed at enhancing the student life cycle which is the lifeblood of our fast-growing postsecondary education market.

Now let me give you a little background on Datamark…

We believe Datamark is the clear market leader in outsource enrollment growth services for the proprietary postsecondary market…they have an extremely strong track record of growth, and a corporate culture of customer support and execution that mirrors the culture we have built at eCollege.

Datamark’s products are really focused on three stages of the student life cycle…lead generation, lead conversion and student retention….

In the lead generation arena their products consist of direct mail, media and internet marketing solutions…they provide extremely sophisticated lead response tracking and they utilize that tracking to optimize the media mix for clients on an almost real-time basis…

In the lead conversion arena they provide systems and training to enhance the performance of school’s admissions staffs, as well as post-lead communication campaigns to increase the number of leads that actually turn into starts.

In the retention marketing arena, they provide a suite of tools for identifying at-risk students, communication plans to help those students stay in school and monitoring and response plans to keep track of that student as they progress through the program….this whole area of retention we believe can become a huge product line for Datamark in the future because just a single percent improvement in retention can means millions of dollars to the bottom line of our clients…

All three of these product lines are supported by an incredibly solid infrastructure…Using proprietary database technology and research methods, Datamark can provide unique research capabilities to clients before a campaign (or even when just looking for a new school location), proprietary techniques that truly set them apart from their competition.

All of this is totally consistent with the eCollege student life cycle strategy…it drives quality leads, higher conversion rates and higher retention rates, spelling higher ROI for our clients.

As for growth rates, Datamark is riding the same favorable postsecondary schools trends as eCollege, but is actually growing faster than eCollege this year…

And, Datamark still has plenty of room to grow…it’s estimated that proprietary postsecondary schools spent approximately $1.6 billion on enrollment marketing last year, and that that number will continue to grow as schools seek more aggressive growth…of the $1.6 billion, it’s estimated that only $300m was outsourced…all of which implies that Datamark can not only take advantage of growing marketing budgets, but also a trend to more outsourcing of enrollment solutions by schools in the future.

Now, let me turn to the combined eCollege-Datamark, and talk about some of the great synergies we see going forward, as well as how we plan to manage the combined enterprise…

The three primary operating benefits of this merger will be cross-selling to each other’s customer base, new products and a strengthened management team…

Let’s begin with customers…today, Datamark has very deep relationships with many of the largest proprietary educational institutions in the country, and - though we share one large client in common - eCollege supports many of the large education companies that Datamark does not have as clients... between the two of us we will have every large publicly-traded education company as a client…we are both trusted partners of our respective institutions and should be able to successfully introduce our product lines to our respective customers.

Another huge opportunity is in the more entrepreneurial, non-profit continuing education programs that eCollege serves today…many of our clients have built great online programs, but now need help in marketing those programs…this is a segment that is relatively un-penetrated by marketing services firms, and where eCollege should be able to sell Datamark’s solutions.

We also believe there are significant new product opportunities…

1.               We think that we can create several new marketing products aimed specifically at selling online programs…most enrollment marketing today is aimed at selling on campus programs.

2.               We believe that we can integrate the Datamark retention offerings into the eCollege platform and introduce a new product line aimed at driving retention for online programs, and

3.               Finally, we believe we can create a whole new Total Program Management solution where the new eCollege/Datamark can partner with a school to develop the strategic plan for a new online program, do the market research, build the courses, train the faculty, market the enrollments right on through to graduation….in return we would garner a far higher percentage of the revenue for the program than we get paid for our current customers in enrollment fees.

We intend to manage Datamark as a stand-alone division of eCollege, and leave all of their facilities and staff in place because the last, and most important, benefit of this combination is the addition of the Datamark management team to the eCollege management team…

Arthur Benjamin, the Chairman and CEO of Datamark, will continue to serve in that role…Arthur has decades of experience in for-profit education, and over the last nine years, he and his team have done an incredible job building Datamark into the powerhouse of its industry…

With that, I’d like to turn it over to Doug to review the financial aspects of the transaction…

As Oakleigh mentioned, we have executed a definitive purchase agreement to purchase 100% of the common stock of Datamark  and Datamark  will be operated as a wholly owned subsidiary of eCollege. Total consideration for the transaction is approximately $72 million based on the eCollege closing stock price on last Friday. The consideration includes $58 million in cash, $12 million of subordinated seller carry back notes and 150,000 shares of eCollege common stock. We plan to leave the headquarters and operation of Datamark in Salt Lake City and we do not expect any job reductions as a result of the transaction. We would expect the transaction to close in the 4th quarter and the transaction will not impact our q3 results.

The $58 million in cash will come from cash on hand and proceeds of a credit facility of between 20-30 million.

We are in process of developing information necessary to file proforma financial statements which we would expect to file with the SEC in an 8K in 50-60 days. Further, we are in the midst of our 2004 planning process and while we have preliminary budgets, we are not prepared to give 2004 guidance until our budgeting process is complete. However, today, we want to share some abbreviated financial number on Datamark and some early information how we expect  eCollege will look on a combined basis.

For 2003, we would expect revenues for the combined companies to be in excess of $70 million, with EBITDA in excess of $10 million. This compares to revenue of eCollege stand alone of 28-30 million, with  EBITDA ranging from 3.2 to 3.6 million. For 2004, we would expect to see revenue in excess of $80 million, with EBITDA in excess of $14 million. We would expect to see around 60% of revenue and EBITDA to be generated from the Datamark division. We expect Datamark to have pretax operating margins of 14-16% in 2004.

With this level of EBITDA and net income, we would expect to the acquisition to be accretive to earnings in 2004. On an EPS basis, we would expect the acquisition to increase EPS approximately 4% after non cash charges which I will explain in more in a moment. On an EBITDA per share basis, we would expect to see the acquisition be highly accretive, ranging around 120 to 140%.  Again, we will be updating these numbers as we complete our 2004 planning process.

Let me know turn to a discussion on the non cash charges that will be created through this transaction. This transaction will result in approximately $68 to 70 million  of intangible  value, resulting from the difference between the  purchase price and the net book value. We will need to allocate this intangible value between identified and non identifiable intangible assets. We will not have the final purchase price allocation until we complete an independent valuation of the intangibles. In our accretion/ dilution analysis, we have assumed approximately $1.2 million of amortization expense per year resulting from the amortization of identifiable intangibles. This amount could be more or less depending on the valuation and could impact the EPS accretion. However, since these charges will be non cash, we feel comfortable that the acquisition will be accretive in 2004 on an EBITDA per share basis.

I would also like to discuss our current tax situation and the impact this acquisition will have on our deferred tax asset. As many of you know, eCollege has a Net Operating loss carry forward of approximately $67 million that has not been recorded on our balance sheet, based on our best estimates of whether it was more likely than not to be utilized. This means that we will not pay income tax on the first $67 million of taxable income we generate. Datamark has historically paid income tax on its earnings. On a combined basis, we will file a consolidated return, which means we will be able to offset net income from both companies with our NOL. This provides us with a significant economic benefit.

I would now like to discuss this impact this transaction will have on our balance sheet. As we mentioned, we will be incurring approximately $20 to 30  million of  debt in this transaction and we are negotiating final terms of that financing. We would expect this debt to be structured as a senior term loan, with a 5 to 7 year amortization. This debt may be structured as two facilities or one loan, depending on our final negotiations. In addition, we will owe the sellers $12 million under seller carry back notes. These notes will be subordinated to the senior debt, will have an interest rate of 10% and will have no principal or interest payments due for 5 years.

When we look at leverage, we take our total shareholders equity and add the value of our deferred tax asset resulting from our  NOL, which is $27 million. While we do not expect to book this deferred tax asset until 2004, we believe it is appropriate to consider this value when looking at our leverage. On this basis, we will have senior debt to total equity of 28% immediately which we would expect to paydown to 18%  by the end of next year. On the same basis, we would expect to have total debt to equity of 45%  immediately which should be reduced to 41% at the end of one year. We believe this leverage is appropriate with the strong visibility of earnings and cash flow  from the combined company. If you do not include the value of our deferred tax asset in our equity, we would have senior debt to equity of 46%  and total debt to equity of 73%. We also expect to have a debt service coverage ratio in 2004 of over 3 to 1.

Let me now move on and discuss our price analysis. There are many ways to analyze price paid for acquisitions. In our opinion, while the price paid as a multiple of revenue and EBITDA is an important metric, we believe the best way to analyze price paid is on an internal rate of return basis. On these metrics, we are paying total consideration of 1.3 times expected 2004 revenue and around 7.1 times expected 2004 EBITDA. Our tax position allows us to shelter future earnings and we expect the internal rate of return to run from the mid to high 20’s, percentage-wise which we believe is very strong for a company with Datamark’s growth and financial characteristics.

Again, I want to emphasize that we are not giving 2004 financial guidance at this time. As we complete the transaction, prepare proforma financial information and complete our budget process we will be providing additional guidance for 2004.

To summarize, we are very pleased to announce this transaction. We believe the financial profile and internal rate of return is very strong and we look forward to providing additional financial information and guidance in the future.

Oak, I will now turn the call over to you for your concluding comments.

Thank you Doug….I’d like to finish by summarizing why we think this is a terrific acquisition for eCollege strategically, operationally and financially:

Strategically,

1.               This broadens our market position in the high growth, for-profit postsecondary education sector

2.               It increases the touch points we have along the student life cycle, the lifeblood of our customer base, and

3.               As we introduce new integrated products it will deepen our relationships with our customers.

Operationally:

1.               This deal creates tremendous cross-selling opportunities between our two customer bases,

2.               It should increase the growth of eCollege enrollment fees as we sell marketing services to the eCollege non-profit continuing education sector, and

3.               Presents many new product opportunities in online enrollment marketing, admissions training and retention marketing for online programs.

And, finally, financially:

1.               This deal is immediately accretive with the caveat that we do not get surprised on the valuation of intangible assets,

2.               It creates extremely strong free cash flow even after interest and debt service.  And,

3.               It creates a larger, more stable business with an enhanced growth rate…

With that, I’d like to turn it over for further questions…

For Information Contact:

Kristi Emerson

eCollege

303.915.9574 (cell)

303.873.3788 (direct)

kristie@eCollege.com

eCollege(sm) EBITDA Reconciliation to GAAP Net Income for September 16, 2003 Conference Call

Note: Ranges of amounts are provided for the Years 2003 and 2004 since the full effects of the combination of the two companies are not known at this time.  These amounts are not to be considered guidance for investment purposes.

Reconciliation of EBITDA to Net Income:($000’s)	Datamark	Datamark	ECLG	Pro Forma Combined	Datamark	ECLG	Pro Forma Combined
Earnings Before Interest, Taxes, Depreciation and Amortization(1):	2002	2003	2003	2003	2004	2004	2004
Net Income	$2,226	$3,000 - 3,500	$400 - 1,000	$3,400 - 4,500	$4,000 - 5,600	$3,500 - 5,500	$7,500 - 9,100
Interest Expense	550	400 - 600	50 - 200	450 - 800	400 - 600	50 - 200	2,500 - 4,100
Taxes on Income(2)	1,367	1,400 - 1,800	0 - 0	1,400 - 1,800	2,000 - 3,500	0 - 0	0 - 0
Depreciation	442	600 - 800	1,450 - 1,900	2,050 - 2,700	700 - 1,000	1,200 - 2,100	1,900 - 3,100
Amortization of Intangible Assets and Stock-based Compensation	688	600 - 800	1,300 - 1,500	1,900 - 2,300	600 - 800	600 - 1,200	2,000 - 3,800
Earnings Before Interest, Taxes, Depreciation and Amortization	$5,273	$6,600 - 7,300	$3,200 - 4,000	$9,800 - 11,300	$9,000 - 10,100	$6,000 - 7,400	$14,000 - 17,500

(1)

EBITDA is not a generally accepted accounting principle, or “GAAP,” measure.  However, in order to fully assess the financial operating impact that the acquisition of Datamark, Inc. will have on eCollege, management believes that EBITDA is an appropriate measure of evaluating the operating and liquidity performance of Datamark because EBITDA is an indication of the anticipated contributed cash earnings and is used by many investors to assess profitability from current operations.  However, this measure should be considered in addition to, not as a substitute for, or superior to, net income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(2)	Assumes eCollege’s deferred tax asset related to $67 million net operating loss is not recorded, other than to utilize the tax benefit to offset current tax expense.

This document contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws including those related to the consummation of the proposed acquisition, its effect on future earnings, cash flow or other operating results, any other effect or benefit of the proposed acquisition, the expected timing of the completion of the proposed acquisition, and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, costs and difficulties related to the integration of the businesses, costs, delays and other difficulties related to the proposed acquisition, the ability to satisfy the closing conditions of the proposed acquisition, general economic conditions in the United States and globally, actions by customers and other third parties, the ability to grow our business and revenue, and such other factors as are discussed in our most recent Form 10-Q Quarterly Report filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable, however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a service mark of eCollege. All other trademarks or registered trademarks are the property of their respective owners.

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